Exhibit 10.28

[RAYMOND JAMES LETTERHEAD]

January 31, 2012

Mr. Richard G. Averitt, III
6755 30th Street South
St. Petersburg, Florida 33712

Dear Dick:

Pursuant to our recent conversations, as of May 21, 2012, you will transition your responsibilities as Chief Executive Officer of Raymond James Financial Services, Inc. (“RJFS”) while retaining your position as Chairman of the Board of RJFS. In that role, your compensation, benefits and obligations are as follows:

(1)
Your title will be Chairman of the RJFS Board. You will remain based in our St. Petersburg, Florida office, and will report directly to Chet Helck. You will have a dedicated office through 2013 for your use as you deem appropriate. In addition, a shared corporate administrative assistant will be available to arrange your business travel.

(2)	Your expected duties in your new role include the following:

(i)	Relationship management with the FA’s and RJFS associates;

(ii)	Supporting RJF & PCG’s objectives;

(iii)	Chair four RJFS Board of Directors meetings annually in fiscal years 2012 and 2013;

(iv)	Participate in the RJFS National Conferences in fiscal years 2012 and 2013, and be available for a speaking role in 2012;

(v)	Participate in 50% of the Regional Conferences in fiscal years 2012 and 2013;

(vi)	Participate in a Practice Intelligence Conference in fiscal year 2012 and in 2013;

(vii)	Attend both RJFS Leaders and the RJFS Chairman’s Council Incentive Trips in 2012 and 2013;

(viii)	Attend other meetings and conferences that involve RJFS financial advisors as they may occur, as you see fit, in furtherance of your relationship management duties;

(ix)	Represent RJFS and RJF on industry committees as agreed to and help identify your replacements; and

(x)	Represent RJA and RJFS with Mutual Fund Annuity Sponsors as requested.

(3)
In exchange for performing the above listed duties, your annual base salary, effective January 1, 2012 will be $292,000. Your base salary compensates you for your corporate executive duties such as chairing RJFS Board of Director meeting and actively participating in Raymond James and industry conferences. Your FY2012 target bonus compensation will be $900,000 and FY2013 targets will be established at 2012 year-end along with other key leaders.  Your bonus will be determined following the conclusion of the fiscal year based upon the firm’s evaluation of the success of RJFS, Raymond James Financial (“RJF”) and your achievement of the goals set for you in paragraph two of this letter and the manner in which you achieve them.  As you know, firm policy requires that you must be employed on the date any bonus is first scheduled to be paid in order to receive such bonus and there is no guaranteed bonus in any year.  In the event your employment terminates for any reason, all rights to unpaid compensation, including any bonus, will cease immediately.

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(4)
Your 2012 bonus will be paid in accordance with the firm’s 2012 Stock Incentive Plan, which currently provides that if your bonus is $275,000 or higher, a portion of your annual bonus will be paid in the form of restricted stock units.  The allocation between cash and restricted stock units varies with the size of the total bonus.  Similar treatment will apply to your 2013 bonus, as the 2012 Stock Incentive Plan may dictate.

(5)
You will continue to be eligible to participate in the Company’s group health and welfare plans, in addition to the Profit Sharing Plan, Employee Stock Ownership Plan, Employee Stock Purchase Plan, the 401(k) Plan, and LTIP as outlined in the applicable plan documents.

It is critical for our continued success at RJFS that you impart your unique ability to cultivate relationships and promote our firm. Therefore to ensure that the environment you worked so hard to establish endures, we want you to help educate the next generation of leadership using these special talents as well as leverage your leadership to promote the firm during the transition.  Critical to the long term success of this transition will be your ability to teach Scott while accepting he will have to do it his own way.  Through sharing your industry intelligence and company knowledge with Raymond James management, I am confident that we will be in an excellent position to continue RJFS’s financial success.

Sincerely,

/s/ Chet Helck
Chet Helck
CEO, Global Private Client Group

I accept your offer under the terms and conditions stated above.

/s/ Richard G. Averitt, III	January 31, 2012
Dick Averitt	[Date]

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